UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2006

DIVIDEND CAPITAL TRUST INC.

(Exact name of registrant as specified in its charter)

Maryland	000-50724	82-0538520
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

518 17th Street, Suite 1700

Denver, CO 80202

(Address of principal executive offices)

(303) 228-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

We entered into a definitive purchase agreement on May 10, 2006 (the “Agreement”) to acquire a portfolio of 79 bulk distribution, light industrial and service center buildings from a joint venture between TIAA-CREF and RREEF that is an unrelated third party. Specifically, the Agreement names the following subsidiaries of the joint venture as the sellers: (i) Cabot Industrial Venture A, LLC, (ii) Cabot Industrial Venture B, LLC, (iii) CW Industrial Venture A, LLC, (iv) Cabot Industrial Venture A Texas, LP and (v) Cabot Industrial Venture B Texas, LP (collectively the “Seller”). The 79 buildings aggregate approximately 7.9 million square feet and are located in the following eight markets: Atlanta, Baltimore, Charlotte, Cincinnati, Dallas, Miami, Orlando and San Francisco (collectively the portfolio is referred to as “Cal TIA”).

Per the Agreement, the purchase price of Cal TIA is approximately $496.4 million, which we anticipate funding with proceeds from existing cash balances, our partnership’s private placement and debt. In connection with the signing of the Agreement, we made a $5.0 million refundable deposit and, upon completion of our due diligence by June 5, 2006 and our election to proceed with the acquisition, we will be required to deposit an additional $5.0 million, and our deposit will only be refundable under limited circumstances. We anticipate closing the acquisition of Cal TIA on June 9, 2006. However, the anticipated closing date is subject to change upon the written approval of us and the Seller.

The closing of this acquisition is subject to a number of contingencies, including satisfactory completion of due diligence and receipt of estoppels, and there can be no assurances that this acquisition will be consummated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DIVIDEND CAPITAL TRUST INC.

May 16, 2006	By:	/s/ Evan H. Zucker
Evan H. Zucker
Chief Executive Officer

3